Exhibit 99.1

Investors and Press Contact:
Kathy Bayless
Chief Financial Officer
(408) 576-2000
ir_web@komag.com

Komag and Western Digital Expand Business Relationship

Including Media Capacity Expansion and Volume Purchase Agreement

SAN JOSE, Calif., June 6, 2005 — Komag, Incorporated (Nasdaq: KOMG), a leading independent supplier of thin-film media for disk drives, announced today that the Company has expanded its business relationship with Western Digital Corporation (NYSE: WDC). The expanded relationship includes a volume purchase agreement (VPA) and an expansion of media production capacity.

In conjunction with the VPA and with the growing demand for disks in multiple markets throughout the disk drive industry, Komag will be expanding media capacity by approximately 4 million disks per quarter from current capacity of approximately 26 million disks to approximately 30 million disks per quarter. The new capacity should begin to be available during the fourth quarter of 2005 and is expected to be fully in place by the end of the first quarter of 2006.

“WD works diligently with its strategic partners to help ensure adequate supply of key hard drive components,” said Marty Finkbeiner, Senior Vice President, Western Digital. “The relationship and agreement with Komag are important elements of this approach, especially in the current environment of restrained media capacity throughout the industry. Komag is a long-standing supplier of reliable media to WD and we are pleased that they will be helping us meet the growing demand for our hard drives.”

“We are very pleased to be expanding our business relationship with Western Digital Corporation and believe the results will be positive to both companies,” said T.H. Tan, Komag’s chief executive officer. “Our relationship with Western Digital Corporation has been close for many years and we look forward to working even closer with them in the future.”

About Komag

Founded in 1983, Komag is a leading independent supplier of thin-film disks, the primary high-capacity storage medium for digital data. Komag leverages the combination of its world-class U.S. research and development center and Malaysian manufacturing operations to produce disks that meet the high-volume, stringent quality, low cost and demanding technology needs of its customers. By enabling rapidly improving storage density at ever-lower cost per gigabyte, Komag seeks to create extraordinary value for consumers of computers, enterprise storage systems and electronic appliances such as digital video recorders, game boxes and consumer electronic storage systems.

For more information about Komag, visit Komag’s Internet home page at http://www.komag.com. The Investors section of the website provides a variety of financial and investor information, including an investor presentation. To request an investor packet, call Komag’s Investor Relations at 408-576-2901.

Forward-Looking Statements

This press release contains certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements represent the Company’s current judgment and include, but are not limited to the expectation of the Company’s ability to increase capacity during 2005 and early 2006, and the other factors described in the Company’s reports filed with the Securities and Exchange Commission, including, but not limited to, its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Komag undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of such statements.